UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 6, 2007

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 amends the Current Report on Form 8-K of H&R Block, Inc. filed on August 9, 2007 (the “August 9 8-K”) to include an estimate of (i) the total amount or range of amounts expected to be incurred in connection with the expanded restructuring described in the August 9 8-K, and (ii) the amount or range of amounts of the restructuring charge that will result in future cash expenditures.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On August 6, 2007, Option One Mortgage Corporation (“OOMC”), a wholly-owned indirect subsidiary of H&R Block, Inc. (the “Company”), announced an expansion of the restructuring plan described in the Company’s current report on Form 8-K filed on May 17, 2007. The restructuring plan is designed to reduce costs and improve operating efficiencies in response to reduced mortgage loan origination volumes and current secondary market pricing levels. On August 6, 2007, OOMC committed to further staff reductions that OOMC expects to effect before December 31, 2007, and it is possible that OOMC may commit to additional restructuring actions.

As part of this expanded restructuring, OOMC has committed to staff reductions under a plan of termination that will eliminate approximately 575 positions in addition to the 615 positions announced on May 15, 2007. The Company expects to incur a pre-tax restructuring charge in fiscal year 2008 of approximately $19 million in connection with the expanded restructuring plan (approximately $15 million of which will result in future cash expenditures). This restructuring charge is in addition to the restructuring charge announced on May 15, 2007. The restructuring charge consists of approximately $11 million in one-time termination benefits, approximately $5 million in lease termination costs and approximately $3 million in other miscellaneous costs. OOMC expects to complete the expanded restructuring by December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	September 11, 2007	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary

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